Exhibit 1.11

NEW EQUITY SUBSCRIPTION OFFERING OF JUST ENERGY GROUP INC.

PREFERRED SHAREHOLDERS PARTICIPATION FORM

For Eligible Preferred Shareholders who desire to participate in the New Equity Subscription Offering of up to 29,312,530 New Common Shares of Just Energy Group Inc. (the “Offered Shares”), of which 2,796,948 Offered Shares will be available for subscription by Eligible Preferred Shareholders

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for each 100 Eligible Preferred Shares held, Eligible Preferred Shareholders will be entitled to subscribe for 59.992466 New Common Shares for a subscription price of C$204.69 (reflecting a subscription price of C$3.412 per Offered Share)

The New Equity Subscription Offering is made in connection with a Plan of Arrangement involving Just Energy Group Inc. (“Just Energy” or the “Corporation”) attached as Appendix F to the Management Proxy Circular of Just Energy dated July 17, 2020.

ELIGIBLE REGISTERED PREFERRED SHAREHOLDERS

Eligible Preferred Shareholders who held their Preferred Shares in registered form (“Eligible Registered Preferred Shareholders”) as of 5:00 p.m. (Toronto time) on July 23, 2020 (the “Record Date”) who wish to participate in the New Equity Subscription Offering are required to deliver (a) this Preferred Shareholders Participation Form, and (b) their Subscription Amount (described below), by Bank Draft, Money Order, or other form of payment acceptable to Kingsdale Advisors (“Kingsdale”), net of fees, in immediately available funds and pursuant to the funding instructions contained herein, to Kingsdale, in its capacity as subscription agent and escrow agent, respectively, such that they are received by Kingsdale, in each case, PRIOR TO THE DEADLINE OF 5:00 P.M. (TORONTO TIME) ON AUGUST 28, 2020 (the “Deadline”)

ELIGIBLE BENEFICIAL PREFERRED SHAREHOLDERS

Eligible Preferred Shareholders who held their Preferred Shares beneficially through a broker, custodian, investment dealer, nominee, bank, trust company or other intermediary (an “Intermediary”, and such holders, “Eligible Beneficial Preferred Shareholders”) as of the Record Date who wish to participate in the New Equity Subscription Offering are required to (a) instruct their Intermediary to subscribe for Offered Shares and to (b) deliver their Subscription Amount to their Intermediary, in each case, by such deadline as is established by their Intermediary, but are NOT required to return this Preferred Shareholders Participation Form

Intermediaries of Eligible Beneficial Preferred Shareholders are required to (a) subscribe for Offered Shares through CDS or DTC on behalf of Participating Preferred Shareholders (des

By Subscribing through CDS or DTC, Eligible Beneficial Preferred Shareholders are representing and warranting that they are (a) located or resident in Canada or the United States or (ii) located or resident outside Canada and the United States and are entitled to participate in the New Equity Subscription Offering in accordance with the laws of such jurisdiction, without obliging the Corporation to further obligations under local securities laws, as more particularly set out in on Page 10 of this Form

HOLDING UNTIL THE EFFECTIVE TIME

Preferred Shareholders that wish to participate with respect to their Preferred Shares in the New Equity Subscription Offering must, among other things, represent that they held the Preferred Shares in respect of which they are participating in the New Equity Subscription Offering at the Record Date and covenant to HOLD ALL SUCH PREFERRED SHARES IN RESPECT OF WHICH THEY ARE PARTICIPATING IN THE NEW EQUITY SUBSCRIPTION OFFERING FROM THE RECORD DATE UNTIL THE EFFECTIVE TIME. Please refer to “Participation in the New Equity Subscription Offering” starting on Page 7 of this Form

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Preferred Shareholders Participation Forms and Subscription Amounts of Eligible Registered Preferred Shareholders may be delivered by Registered Mail or Courier to Kingsdale During Regular Business Hours Only (8:00 a.m. to 5:00 p.m. (Toronto time) Monday to Friday), at the following address. Eligible Beneficial Preferred Shareholders are NOT required to return this Preferred Shareholders Participation Form or pay and deposit their Subscription Amounts with Kingsdale, but rather subscribe and pay through their Intermediaries pursuant to the instructions set out herein.

Kingsdale Advisors

E-mail Contact: contactus@kingsdaleadvisors.com

By Mail or Courier: Kingsdale Advisors The Exchange Tower 130 King Street West, Suite 2950 P.O. Box 361 Toronto ON M5X 1E2 Attention: Corporate Actions

Delivery in a manner other than as set forth above will not constitute valid delivery.

IMPORTANT INFORMATION FOR ELIGIBLE REGISTERED PREFERRED SHAREHOLDERS:

ALL PROPERLY COMPLETED AND DULY EXECUTED PREFERRED SHAREHOLDERS PARTICIPATION FORMS AND ALL SUBSCRIPTION AMOUNTS MUST BE RECEIVED BY KINGSDALE PRIOR TO THE DEADLINE.

ELIGIBLE PREFERRED SHAREHOLDERS INTENDING TO PARTICIPATE IN THE NEW EQUITY SUBSCRIPTION OFFERING WILL NOT BE ABLE TO PARTICIPATE IF (A) KINGSDALE HAS NOT RECEIVED A PROPERLY COMPLETED, DULY EXECUTED PREFERRED SHAREHOLDERS PARTICIPATION FORM ON OR PRIOR TO THE DEADLINE OR (B) KINGSDALE HAS NOT RECEIVED THE SUBSCRIPTION AMOUNT ON OR PRIOR TO THE DEADLINE.

IMPORTANT INFORMATION FOR ELIGIBLE BENEFICIAL PREFERRED SHAREHOLDERS:

ALL INSTRUCTIONS TO SUBSCRIBE FOR OFFERED SHARES MUST BE RECEIVED BY THE INTERMEDIARY WHO IS REQUIRED TO ENTER SUBSCRIPTIONS FOR SUCH OFFERED SHARES THROUGH CDS OR DTC PRIOR TO THE DEADLINE. ALL SUBSCRIPTION AMOUNTS MUST BE RECEIVED BY THE INTERMEDIARY WHO IS REQUIRED TO FORWARD SUCH AMOUNTS TO CDS OR DTC PRIOR TO THE DEADLINE. PLEASE NOTE THAT YOUR INTERMEDIARY MAY ESTABLISH AN EARLIER DEADLINE FOR RECEIPT OF INSTRUCTIONS OR SUBSCRIPTION AMOUNTS BY THE INTERMEDIARY.

ELIGIBLE PREFERRED SHAREHOLDERS INTENDING TO PARTICIPATE IN THE NEW EQUITY SUBSCRIPTION OFFERING WILL NOT BE ABLE TO PARTICIPATE IF (A) SUBSCRIPTIONS FOR OFFERED SHARES HAVE NOT BEEN ENTERED BY THE APPLICABLE INTERMEDIARY ON OR PRIOR TO THE DEADLINE OR (B) CDS OR DTC HAS NOT RECEIVED THE SUBSCRIPTION AMOUNT ON OR PRIOR TO THE DEADLINE.

FAILURE TO MEET THE DEADLINE AND COMPLIANCE WITH BOTH THE PARTICIPATION AND FUNDING REQUIREMENTS AS SET OUT HEREIN WILL RESULT IN A LOSS OF THE ABILITY TO PARTICIPATE.

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INSTRUCTIONS FOR REGISTERED HOLDERS

For Completion of Form and Delivery of Subscription Amount by Eligible Preferred Shareholders:

1.	Indicate the number of your Committed Preferred Shares (described below) in the box located on Page 14 of this Form. Each Eligible Preferred Shareholder who held preferred shares in the capital of Just Energy (“Preferred Shares”) as of the Record Date and will hold such Preferred Shares until the Effective Time (“Eligible Preferred Shares”) is entitled to subscribe for up to such holder’s pro rata share of the New Common Shares allocated to the holders of Preferred Shares (the “Preferred Shareholders”) in respect of such holder’s Eligible Preferred Shares. Accordingly, the maximum number of New Common Shares that you are entitled to subscribe for shall equal (a) the percentage that the number of Eligible Preferred Shares held by you on the Record Date bears to 4,662,165 (being the aggregate number of all Preferred Shares as of the Record Date) multiplied by (b) 2,796,948 Offered Shares (being the number of New Common Shares allocated to the Preferred Shareholders), which means, for each 100 Eligible Preferred Shares held by you as of the Record Date, Eligible Preferred Shareholders are entitled to subscribe for 59.992466 New Common Shares for a subscription price of C$204.69, reflecting a price per New Common Share of C$3.412.

2.	Complete and duly execute the signature page located at Page 14 of this Form.

3.	Complete the box located on Page 14 of this Form indicating the number of Preferred Shares held by you as of 5:00 p.m. (Toronto time) on the Record Date.

4.	Complete your contact information, including information relating to your jurisdiction of residence, located at Page 14.

5.	Deliver the Subscription Amount (described below) by Bank Draft, Money Order, or other form of payment acceptable to Kingsdale, net of fees, in immediately available funds and pursuant to the funding instructions contained herein, together with the fully completed and duly executed Preferred Shareholders Participation Form, by registered mail or courier to Kingsdale’s office specified on the back page of this Preferred Shareholders Participation Form, such that they are received by Kingsdale by 5:00 p.m. (Toronto time) on August 28, 2020. The Subscription Amount must be paid in Canadian Dollars.

INSTRUCTIONS FOR BENEFICIAL HOLDERS

For Giving Instructions to Intermediary and Delivery of Subscription Amount by Eligible Preferred Shareholders:

1.	Each Eligible Preferred Shareholder who held Eligible Preferred Shares as of the Record Date is entitled to subscribe for up to such holder’s pro rata share of the New Common Shares allocated to the Preferred Shareholders. Accordingly, the maximum number of New Common Shares that you are entitled to subscribe for shall equal (a) the percentage that the number of Eligible Preferred Shares held by you on the Record Date bears to 4,662,165 (being the aggregate number of all Preferred Shares as of the Record Date) multiplied by (b) 2,796,948 Offered Shares (being the number of New Common Shares allocated to the Preferred Shareholders), which, for each 100 Eligible Preferred Shares held by you as of the Record Date, entitles you to subscribe for 59.992466 New Common Shares for a subscription price of C$204.69, reflecting a price per New Common Share of C$3.412.

2.	Co-ordinate with your broker and have the broker subscribe for Offered Shares through CDS or DTC, by such deadline as set by your Intermediary, which deadline will be in advance of 5:00 p.m. (Toronto time) on August 28, 2020.

3.	Forward an amount representing the Subscription Amount (described below) to your Intermediary in accordance with the instructions provided by your Intermediary to arrive by such deadline as set by your Intermediary, which deadline will be in advance of 5:00 p.m. (Toronto time) on August 28, 2020.

For Subscription through CDS or DTC and Delivery of Subscription Amount by Intermediaries:

4.	Enter subscriptions for Offered Shares through CDS or DTC by 5:00 p.m. (Toronto time) on August 28, 2020. By Subscribing through CDS or DTC, Eligible Beneficial Preferred Shareholders are representing and warranting that they are (a) located or resident in Canada or the United States or (ii) located or resident outside Canada and the United States and are entitled to participate in the New Equity Subscription Offering in accordance with the laws of such jurisdiction, without obliging the Corporation to further obligations under local securities laws, as more particularly set out in on Page 10 of this Form.

5.	Deliver the aggregate Subscription Amount received by the Intermediary to CDS or DTC such that they are received by CDS or DTC by 5:00 p.m. (Toronto time) on August 28, 2020. The Subscription Amount must be paid in Canadian Dollars.

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This Preferred Shareholders Participation Form is delivered to Preferred Shareholders in connection with the proposed statutory plan of arrangement (the “Plan of Arrangement”) of Just Energy, which is part of the overall recapitalization transaction (the “Recapitalization Transaction”) of Just Energy, which Plan of Arrangement is being submitted to holders of certain Senior Unsecured Debt, holders of Convertible Debentures of Just Energy, holders of Preferred Shares of Just Energy and holders of Common Shares of Just Energy for approval at a series of meetings of Just Energy’s securityholders to be held on August 25, 2020. A detailed description of the Plan of Arrangement and the transactions contemplated therein is set forth in the management proxy circular dated July 17, 2020 (the “Management Proxy Circular”) of Just Energy and a copy of the Plan of Arrangement is attached as Appendix F to the Management Proxy Circular. Defined terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Management Proxy Circular. You (at times referred to as the “holder” in this Preferred Shareholders Participation Form) should read the Management Proxy Circular, including the Plan of Arrangement attached as Appendix F thereto, carefully. If you are in the United States or you are a U.S. person (within the meaning of Regulation S under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”)), you should also carefully read the registration statement on Form F-7 filed by the Corporation with the U.S. Securities and Exchange Commission (the “SEC”), available on the SEC’s website at https://www.sec.gov/edgar.

The Recapitalization Transaction includes the offering (the “New Equity Subscription Offering”) of 29,312,530 new common shares of the Corporation (the “New Common Shares”), of which 2,796,948 are allocated for subscription by Eligible Preferred Shareholders. The New Common Shares will be the common shares of Just Energy following a share consolidation that will take place prior to the closing of the New Equity Subscription Offering, in which the common shares of Just Energy immediately prior to the Effective Time will be consolidated on the basis of one New Common Share for every 33 existing common shares of Just Energy prior to the share consolidation. Pursuant to the Plan of Arrangement, the New Equity Subscription Offering is open to all Eligible Preferred Shareholders (as described below) as of 5:00 p.m. (Toronto time) on July 23, 2020 (the “Record Date”). Each Eligible Preferred Shareholder will have the right, but not the obligation, to participate in the New Equity Subscription Offering by subscribing for and purchasing up to its pro rata share of the New Common Shares allocated to the Preferred Shareholders, which pro rata share shall be the percentage that the number of Eligible Preferred Shares held by the Eligible Preferred Shareholder bears to 4,662,165 (being the aggregate number of all Preferred Shares as of the Record Date) (the “Preferred Share Pro Rata Share”). For each 100 Eligible Preferred Shares held as of the Record Date, Eligible Preferred Shareholders will be entitled to subscribe for 59.992466 New Common Shares for a subscription price of C$204.69, reflecting a price per New Common Share of C$3.412.

The right to acquire Offered Shares is not transferable and there in no right of Eligible Preferred Shareholders to acquire Offered Shares not subscribed for by other Eligible Preferred Shareholders or any other securityholder of the Corporation. Any Offered Shares not subscribed for by Eligible Preferred Shareholders will be acquired by the Backstoppers.

Just Energy has received commitments from the Backstoppers pursuant to the Backstop Commitment Letter to purchase all of the Offered Shares that are not otherwise subscribed for and taken up by securityholders entitled to participate in the New Equity Subscription Offering (including the Eligible Preferred Shareholders). The Initial Backstoppers will be paid a non-refundable cash commitment fee in the amount of US$2.19 million, payable upon completion of the Arrangement, provided that the Initial Backstoppers have funded its commitments and any additional subscriptions in accordance with the terms of the Backstop Commitment Letter. Upon completion of the Arrangement, this fee will be used by the Initial Backstoppers to acquire additional New Common Shares.

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In addition, the Backstoppers will be paid a non-refundable cash funding fee in the amount of US$2.92 million, payable upon completion of the Arrangement, provided that the Backstoppers have funded their commitments and any additional subscriptions in accordance with the terms of the Backstop Commitment Letter. Upon completion of the Arrangement, this fee will be used by the Backstoppers to acquire additional New Common Shares.

Important Information

In making your decision as to whether or not to participate in the New Equity Subscription Offering, you should rely only on the information contained in the Management Proxy Circular, including the Plan of Arrangement attached as Appendix F thereto, in this Preferred Shareholders Participation Form, and to the extent that you are in the United States or you are a U.S. person (within the meaning of Regulation S under the U.S. Securities Act), on the Corporation’s registration statement on Form F-7, filed with the SEC). Just Energy has not authorized anyone to provide you with any different or supplemental information. If you receive any such information, you should not rely upon it.

The contents of the Management Proxy Circular or this Preferred Shareholders Participation Form should not be construed as legal, business or tax advice. You should consult your own legal counsel, business advisor and tax advisor as to those matters.

In order to participate in the New Equity Subscription Offering:

1.	each Eligible Registered Preferred Shareholder must (a) properly complete and duly execute this Preferred Shareholders Participation Form, and submit it by mail or courier to Kingsdale in accordance with the instructions above, and (b) deliver in immediately available funds by Bank Draft, Money Order, or other form of payment acceptable to Kingsdale, net of fees, an aggregate amount representing the Subscription Amount (defined below), in each case prior to 5:00 p.m. (Toronto time) on August 28, 2020 in order to validly subscribe for Offered Shares in the New Equity Subscription Offering. Properly completed and executed Preferred Shareholders Participation Forms that are not received by Kingsdale on or prior to the Deadline will not be accepted. The method used to deliver this Preferred Shareholders Participation Form and the Subscription Amount is at the option and risk of the person depositing the same, and delivery will be deemed effective only when such originally signed document and funds are actually received. It is recommended that this Preferred Shareholders Participation Form be couriered to Kingsdale at its office specified on the back page of this Preferred Shareholders Participation Form. If such document is mailed, it is recommended that registered mail be used and a delivery receipt or confirmation of transmission should be requested; and

2.	each Eligible Beneficial Preferred Shareholder must (a) instruct his, her or its Intermediary to subscribe for Offered Shares in accordance with the instructions above by such deadline as set by your Intermediary, and (b) forward an amount representing the Subscription Amount (described below) to your Intermediary in accordance with the instructions provided by your Intermediary to arrive by such deadline as set by your Intermediary, which deadline, in each case, will be in advance of 5:00 p.m. (Toronto time) on August 28, 2020, in order to validly subscribe for Offered Shares in the New Equity Subscription Offering. If you are not aware of your Intermediary’s deadline for receiving such instruction, you should contact your Intermediary immediately. Intermediaries must enter subscription for Offered Shares through CDS or DTC prior to 5:00 p.m. (Toronto time) on August 28, 2020 in order to constitute valid subscription. Subscriptions that are not received by CDS or DTC on or prior to the Deadline will not be accepted.

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Participation in the New Equity Subscription Offering

A summary of the terms of the New Equity Subscription Offering is set forth in the Management Proxy Circular under the heading “Description of the Recapitalization Transaction”. Eligible Preferred Shareholders that are considering participating in the New Equity Subscription Offering are urged to read the full text of the Management Proxy Circular, including the Plan of Arrangement attached as Appendix F thereto. Eligible Preferred Shareholders who are in the United States or are U.S. persons (within the meaning of Regulation S under the U.S. Securities Act) should also carefully read the registration statement on Form F-7 filed by the Corporation with the SEC, available on the SEC’s website at https://www.sec.gov/edgar.

Preferred Shareholders who are not Eligible Preferred Shareholders (in respect of some or all of the Preferred Shares held by the on the Record Date) are not eligible to participate in the funding of the New Equity Subscription Offering in their capacity as such, as contemplated herein and as described in the Management Proxy Circular.

An “Eligible Preferred Shareholder” is a Person:

3.	that is on the Record Date a holder of Preferred Shares;

4.	who, in respect of a Preferred Share held as of the Record Date, continues to hold such Preferred Share held as of the Record Date until the Effective Date; and

5.	if such Person is located or resident outside of Canada or the United States, is qualified to participate in the New Equity Offering in accordance with the laws of its jurisdiction of residence and has provided evidence satisfactory to Just Energy to demonstrate such qualification.

Holders of Preferred Shares will be presumed to be resident in the place of their registered address, or resident in the jurisdiction indicated to CDS or DTC in its subscription submitted through CDS or DTC, as applicable, unless the contrary is shown to the satisfaction of Just Energy. Registered holders of Preferred Shares that are resident outside of Canada and the United States will be sent a letter setting out the conditions required to be met, and procedures that must be followed if such holders wish to participate in the New Equity Subscription Offering. The Record Date establishes the cut-off date for the determination as to which holders of Preferred Shares may be Eligible Preferred Shareholders and therefore eligible for participation in the New Equity Subscription Offering. However, such holders must, in addition, hold the Preferred Shares in respect of which they wish to participate in the New Equity Subscription Offering until the Effective Time. Holders of Preferred Shares who acquire Preferred Shares after the Record Date will not be permitted to participate in the New Equity Subscription Offering in respect of such Preferred Shares.

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For greater clarity, any holder of Preferred Shares that acquires Preferred Shares after the Record Date will still be entitled to receive its Preferred Shareholder Pro Rata Share of the Preferred Shareholder Exchange Shares, as described in the Management Proxy Circular and set out in the Plan of Arrangement.

Additional Information regarding this Preferred Shareholders Participation Form

This Preferred Shareholders Participation Form should be read carefully in its entirety before this Preferred Shareholders Participation Form is completed. Any questions or requests for assistance or additional copies of this Preferred Shareholders Participation Form may be directed to the Corporation’s subscription agent and escrow agent, Kingsdale, as set forth on the back page of this Preferred Shareholders Participation Form. Eligible Preferred Shareholders should also contact their Intermediary for assistance concerning the completion of this Preferred Shareholders Participation Form. Eligible Beneficial Preferred Shareholders are NOT required to return this Preferred Shareholders Participation Form, but rather subscribe through their Intermediaries pursuant to the instructions set out herein. Notwithstanding the foregoing, the terms of this Preferred Shareholders Participation Form apply equally to Eligible Beneficial Preferred Shareholders in respect of the New Equity Subscription Offering.

By participating in the New Equity Subscription Offering or by executing this Preferred Shareholders Participation Form, the holder acknowledges receipt of the Management Proxy Circular and agrees to be bound by the terms and conditions set out therein and herein.

Each Eligible Preferred Shareholder has the right, but not the obligation, to participate in the New Equity Subscription Offering by subscribing for and purchasing up to its Preferred Share Pro Rata Share of the Offered Shares. Pursuant to the Backstop Commitment Letter, the Initial Backstoppers have severally agreed to subscribe for and purchase their Preferred Share Pro Rata Share of the New Equity Subscription Offering and to backstop those Offered Shares that are not otherwise subscribed for and taken up by other eligible securityholders.

Eligible Registered Preferred Shareholders (other than the Backstoppers) will not be permitted to participate in the New Equity Subscription Offering if Kingsdale, or such other Persons as may be designated by the Corporation, has not received (i) the Preferred Shareholders Participation Form properly completed and duly executed, or other form of instruction acceptable to the Corporation and (ii) such holder’s Subscription Amount, in each case on or prior to the Deadline.

Participating Preferred Shareholders who hold their Preferred Shares in registered form are required to forward, in immediately available funds by Bank Draft, Money Order, or other form of payment acceptable to Kingsdale, net of fees, an aggregate amount representing the Subscription Amount (defined below) so that it is received by no later than the Deadline, or such later date as the Corporation and the Backstoppers may agree, which later date (if any) shall be disclosed by press release, failing which the participation of the Participating Preferred Shareholder in the New Equity Subscription Offering will be deemed to be null and void.

Eligible Beneficial Preferred Shareholders (other than the Backstoppers) will not be permitted to participate in the New Equity Subscription Offering if (i) CDS or DTC, or such other Persons as may be designated by the Corporation, has not received the subscription duly completed by the applicable Intermediaries, or other form of instruction acceptable to the Corporation in advance of the Deadline, or if (ii) CDS or DTC has not received such holder’s Subscription Amount on or prior to the Deadline.

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Intermediaries who beneficially hold Preferred Shares for Participating Preferred Shareholders are required to deliver the aggregate Subscription Amount received by the Intermediary to CDS or DTC by no later than the Deadline, or such later date as the Corporation and the Backstoppers may agree, which later date (if any) shall be disclosed by press release, failing which the participation of the Participating Preferred Shareholder in the New Equity Subscription Offering will be deemed to be null and void.

PARTICIPATION IN THE NEW EQUITY SUBSCRIPTION OFFERING – PREFERRED SHAREHOLDERS

Representations, Warranties, Covenants, Agreements and Confirmations

1.	By participating in the New Equity Subscription Offering or by executing this Preferred Shareholders Participation Form, the holder represents, warrants, covenants, agrees and confirms to the Corporation and its agents and representatives (and acknowledges that the Corporation, its agents and representatives and their respective counsel are relying thereon) that:

(a)	as at the Record Date,

(i)	if it is returning this Preferred Shareholders Participation Form, it was the beneficial and registered holder of such Preferred Shares as set forth on the signature page hereto. If the space provided on the signature page is inadequate, list all such information on a separate signed schedule and affix the schedule to this Preferred Shareholders Participation Form; or

(ii)	if it is not returning this Preferred Shareholders Participation Form, it was the beneficial holder of the Committed Preferred Shares;

(b)	it will hold all of its Committed Preferred Shares until the Effective Time or later;

(c)	it acknowledges that, if it does not hold all of its Committed Preferred Shares until the Effective Time or later, it will lose its ability to participate in the New Equity Subscription Offering with respect to any Committed Preferred Shares that have been sold;

(d)	it hereby irrevocably elects to participate in the New Equity Subscription Offering by subscribing for and purchasing its Subscribed New Common Shares;

(e)	it acknowledges that the New Common Shares to be issued to Eligible Preferred Shareholders that participate in the New Equity Subscription Offering are being issued pursuant to exemptions from prospectus and registration requirements under applicable securities legislation in Canada and that, other than the registration statement on Form F-7 filed by the Corporation with the SEC, no prospectus or registration statement has been or will be filed by the Corporation with any securities commission or similar regulatory authority in any jurisdiction, and as a result:
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(i)	it is restricted from using certain of the civil remedies available under applicable securities laws;

(ii)	it may not receive information that might otherwise be required to be provided to the Eligible Preferred Shareholder under the applicable securities laws if the exemptions were not being used;

(iii)	the Corporation is relieved from certain obligations that would otherwise apply under applicable securities laws if the exemptions were not being used; and

(iv)	it has not received or been provided with an offering memorandum and the decision to participate in the New Equity Subscription Offering has not been based upon any oral or written representation as to fact or otherwise made by or on behalf of the Corporation or any of its employees, agents or affiliates;

(f)	if it is returning this Preferred Shareholders Participation Form, it is resident in the province, territory, state or jurisdiction set forth as the “Registered Holder’s Address” on Page 14 contained herein;

(g)	it is (i) located or resident in Canada or the United States or (ii) it is located or resident outside Canada and the United States and is entitled to participate in the New Equity Subscription Offering in accordance with the laws of such jurisdiction without obliging the Corporation to register or qualify for distribution the New Common Shares or file a prospectus, registration statement or other similar disclosure document, cause the Corporation to become a reporting issuer, registrant or equivalent entity in any jurisdiction or to make any other filings that the Corporation is not already obligated to make; and in the case of (ii) above, it agrees that its right to participate in the New Equity Subscription Offering is conditional on demonstrating to the Corporation, and providing evidence satisfactory to the Corporation (which evidence may include an opinion of counsel of recognized standing to the effect of the matters set forth in (ii) above), that it is qualified to participate in the New Equity Offering in accordance with the laws of its jurisdiction of residence;

(h)	if an individual, it is of the full age of majority and is legally competent to agree to the terms of this Preferred Shareholders Participation Form and take all action pursuant hereto;

(i)	this Preferred Shareholders Participation Form constitutes a legal, valid, binding and enforceable obligation of the holder;

(j)	if a corporation, trust, partnership, unincorporated association or other entity, it has the legal capacity and competence to enter into and be bound by this Preferred Shareholders Participation Form and further certifies that all necessary approvals of directors, trustees, shareholders, partners or otherwise have been given and obtained;
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(k)	the entering into of this Preferred Shareholders Participation Form and the transactions contemplated hereby will not result in a violation of any of the terms and provisions of any law applicable to it, or any of its constating documents, or of any agreement to which the holder is a party or by which it is bound;

(l)	it has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its participation and investment and it is able to bear the economic risk of loss of its investment;

(m)	the Subscription Amount (as hereinafter defined) which will be advanced by the holder of Preferred Shares to the Corporation pursuant hereto will not represent proceeds of crime for the purposes of the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLA”) and the holder of Preferred Shares acknowledges that the Corporation may in the future be required by law to disclose such holder’s name and other information relating to this Form and such holder’s subscription hereunder, on a confidential basis, pursuant to the PCMLA; and to the best of its knowledge (i) none of the Subscription Amount to be provided by such holder (A) has been or will be derived from or related to any activity that is deemed criminal under the laws of Canada, the United States, or any other jurisdiction, or (B) is being tendered on behalf of a person or entity who has not been identified to such holder, and (ii) it shall promptly notify the Corporation if such holder discovers that any of such representations ceases to be true, and to provide the Corporation with appropriate information in connection therewith; and

(n)	it has been afforded the opportunity to obtain such additional information that it has considered necessary in connection with its decision to invest in the New Common Shares.

2.	The holder agrees that the above representations, warranties, covenants, agreements and confirmations will be true and correct both as of the execution of this Preferred Shareholders Participation Form, or as of the subscription for Offered Shares, as applicable, and as of the Effective Date of the Recapitalization Transaction under the Plan of Arrangement.

Procedures Relating to the New Common Shares Participation

3.	Each Eligible Preferred Shareholder has the right, but not the obligation, to participate in the New Equity Subscription Offering in respect of all or any portion of the Preferred Shares held by such Eligible Preferred Shareholder as of the Record Date, subject to the condition that any such Preferred Shares must be held until the Effective Time. An Eligible Preferred Shareholder that validly elects to participate in the New Equity Subscription Offering by following the procedures set forth herein is referred to as a “Participating Preferred Shareholder”.
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4.	The number of New Common Shares to be subscribed for and purchased by each Participating Preferred Shareholder (its “Subscribed New Common Shares”) will equal (i) the number of Eligible Preferred Shares held on the Record Date in respect of which such Participating Preferred Shareholder validly elects to participate in the New Equity Subscription Offering, and funds in respect thereof (the “Committed Preferred Shares”), divided by 4,662,165 (being the aggregate number of all Preferred Shares as of the Record Date), multiplied by (ii) 2,796,948 Offered Shares (being the number of New Common Shares allocated to the holders of the Preferred Shares), which will require, for each 100 Committed Preferred Shares, funding of C$204.69 in order to subscribe for 59.992466 New Common Shares (reflecting a price per New Common Share of C$3.412). The amount of funds to be paid by such Participating Preferred Shareholder for the Subscribed New Common Shares is referred to as such holder’s “Subscription Amount”. The Subscription Amount must be paid in Canadian Dollars.

5.	No fractional New Common Shares will be issued. Any fractional New Common Shares that would otherwise have been issued shall be rounded down to the nearest whole number, with no additional consideration being provided in respect of the rounding down of such fractional New Common Shares.

6.	Eligible Registered Preferred Shareholders are required to properly complete and duly execute this Preferred Shareholders Participation Form and submit it to Kingsdale by registered mail or courier during regular business hours only (8:00 a.m. to 5:00 p.m. (Toronto time) Monday to Friday) at the address indicated below on or prior to the Deadline:

Kingsdale Advisors

E-mail Contact: contactus@kingsdaleadvisors.com

By Mail or Courier: Kingsdale Advisors The Exchange Tower 130 King Street West, Suite 2950 P.O. Box 361 Toronto ON M5X 1E2 Attention: Corporate Actions

7.	Participating Preferred Shareholders who hold their Preferred Shares in registered form will be required to forward, in immediately available funds by Bank Draft, Money Order, or other form of payment acceptable to Kingsdale, net of fees, an aggregate amount representing the Subscription Amount such that they are received by Kingsdale by no later than the Deadline, failing which the participation of the Participating Preferred Shareholder in the New Equity Subscription Offering will be deemed to be null and void (except as otherwise provided for herein).
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8.	Eligible Beneficial Preferred Shareholders are required to instruct their Intermediary to subscribe for Offered Shares by their established deadline. Intermediaries are to subscribe for Offered Shares on behalf of Participating Preferred Shareholders through CDS or DTC on or prior to the Deadline.

9.	Participating Preferred Shareholders who beneficially hold their Preferred Shares through Intermediaries are required to deliver their Subscription Amount to their Intermediary by such deadline as is established by their Intermediary. Intermediaries are to deliver the aggregate Subscription Amount received by such Intermediary to CDS or DTC by no later than the Deadline, failing which the participation of the Participating Preferred Shareholder in the New Equity Subscription Offering will be deemed to be null and void (except as otherwise provided for herein).

General

10.	The holder hereby acknowledges that the representations, warranties and covenants contained herein including, without limitation, those set forth in Section 1 hereof, are made with the intent that they may be relied upon by the Corporation and its agents and counsel in determining the holder’s eligibility to qualify as an Eligible Preferred Shareholder to participate in the New Equity Subscription Offering. The holder further covenants that by the acceptance of the Corporation of the holder’s participation in the New Equity Subscription Offering in accordance herein, he, she or it shall be representing and warranting that such representations and warranties are true as at the Effective Time as if made at that time. The holder hereby agrees to indemnify the Corporation, its affiliates and its agents and their respective directors, officers, employees, advisers, affiliates and agents (including their respective legal counsel) against all losses, claims, costs, expenses and damages or liabilities which any of them may suffer or incur caused or arising from reliance thereon in the event that such representations or warranties are untrue as at the Effective Time. The holder undertakes to immediately notify the Corporation of any change in any statement or other information relating to the holder set forth herein which takes place prior to the Effective Time.

11.	Neither the Corporation nor Kingsdale will have any liability for: (i) the records maintained by CDS, DTC or their respective participants relating to the New Equity Subscription Offering or the book-entry accounts maintained by them; (ii) maintaining, supervising or reviewing any records relating to the New Equity Subscription Offering, including the jurisdiction or location of beneficial Preferred Shareholders; or (iii) any advice or representations made or given by CDS, DTC or their respective participants with respect to the rules, regulations and procedures of CDS or DTC or any action to be taken by CDS, DTC or their respective participants.

12.	The contract arising out of this Preferred Shareholders Participation Form shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the holder and the Corporation each irrevocably attorns to the jurisdiction of the courts of the Province of Ontario.

13.	Time shall be of the essence hereof.
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14.	This Preferred Shareholders Participation Form represents the entire agreement of the parties hereto relating to the subject matter hereof and there are no representations, covenants or other agreements relating to the subject matter hereof except as stated or referred to herein.

15.	The holder hereby acknowledges and agrees that all costs incurred by the holder (including any fees and disbursements of any counsel retained by the holder) relating to the participation in the New Equity Subscription Offering by the holder shall be borne by the holder.

16.	The terms and provisions of this Preferred Shareholders Participation Form shall be binding upon and enure to the benefit of the holder and the Corporation and their respective heirs, executors, administrators, successors and assigns; provided that, this Preferred Shareholders Participation Form shall not be assignable by any party.

17.	The Corporation has the right to accept or reject the holder’s election to participate in whole or in part at any time if the holder’s Preferred Shareholders Participation Form is incomplete, deficient or invalid in any manner or if the Corporation determines, together with its agents and advisors, that the holder is not an Eligible Preferred Shareholder.

18.	The holder hereby acknowledges and agrees that completion of the New Equity Subscription Offering is subject to the satisfaction or waiver of conditions as set forth in the Management Proxy Circular and the implementation of the Arrangement. If and to the extent that the New Equity Subscription Offering is not completed, any funds delivered by the holder will be returned to the holder without interest or deduction.

19.	The holder hereby agrees that this Preferred Shareholders Participation Form is made for valuable consideration and any subscription made by the holder in the New Equity Subscription Offering may not be withdrawn, cancelled, terminated or revoked by the holder.

20.	The holder hereby consents to the Corporation’s collection of the personal information relating to the holder contained in this Preferred Shareholders Participation Form or otherwise gathered in connection with the holder’s participation in the New Equity Subscription Offering. The holder also hereby acknowledges that such personal information may be disclosed to government agencies where it is permitted or required by law, including any applicable anti-money laundering legislation or similar laws. The Corporation acknowledges that it will maintain the confidentiality of such personal information in all other respects.

21.	The covenants, representations and warranties contained herein shall survive the closing of the transactions contemplated hereby.

22.	The holder and the Corporation have required that this Form and all documents and notices related hereto and/or resulting herefrom be drawn up in the English language. Les parties aux présentes ont exigé que la présente convention ainsi que tous les documents et avis qui s’y rattachent et/ou qui en découleront soient rédigés en langue anglaise. Les porteurs de billets qui le désirent peuvent recevoir, sans frais et sur demande, une version française du formulaire de participation au nouveau prêt.
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TO BE COMPLETED BY THE REGISTERED HOLDER

IMPORTANT - READ CAREFULLY

This Preferred Shareholders Participation Form must be completed and executed by the registered holder(s). If Preferred Shares to which this Preferred Shareholders Participation Form relates are held by two or more joint holders, all such holders must sign this Preferred Shareholders Participation Form. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to the Corporation or its representatives of such person’s authority so to act.

Eligible Beneficial Preferred Shareholders are NOT required to complete and return this form, but rather subscribe through their Intermediaries pursuant to the procedures set out above.

TO BE COMPLETED BY ALL REGISTERED HOLDERS OF PREFERRED SHARES:

Full Legal Name of Registered Holder:
Authorized Signature of Holder:
Official Capacity or Title (please print):
Name of individual whose signature appears above if different than the name of the registered holder printed above:
(please print)

If you fail to make an election pursuant to this Preferred Shareholders Participation Form prior to 5:00 p.m. (Toronto Time) on the Deadline, you will not be eligible to subscribe for New Common Shares.

☐         ELECTION TO PURCHASE NEW COMMON SHARES OF A NUMBER SET FORTH BELOW.

By checking this box, the undersigned holder hereby indicates that the number of its Committed Preferred Shares is ____________________________________________________,(1) representing an aggregate subscription amount payable by the undersigned of C$_______________, being C$204.69 per 100 Committed Preferred Shares.

(1) Please see items 3-5 under “Procedures Relating to the New Common Shares Participation”.

The undersigned registered holder hereby certifies that AS AT THE RECORD DATE it held, beneficially and as of record, _____________________________ Preferred Shares.
CONTACT INFORMATION
REGISTERED HOLDER:
Address:

(including Postal Code/Zip Code)

Contact Name:

Residency (check one):	☐ Canada	☐ United States	☐ Other eligible jurisdiction (specify:______________)
Area Code and Telephone No. ( )
Email Address:

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QUESTIONS MAY BE DIRECTED TO THE SUBSCRIPTION AGENT AND ESCROW AGENT

The Exchange Tower

130 King Street West, Suite 2950, P.O. Box 361

Toronto, Ontario

M5X 1E2

www.kingsdaleadvisors.com

North American Toll Free Phone:

1-866-581-1487

Email: contactus@kingsdaleadvisors.com

Facsimile: 416-867-2271

Toll Free Facsimile: 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: 416-867-2272

Kingsdale Advisors

By Mail or Courier: Kingsdale Advisors The Exchange Tower 130 King Street West, Suite 2950 P.O. Box 361 Toronto ON M5X 1E2 Attention: Corporate Actions

E-mail Contact: contactus@kingsdaleadvisors.com

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